Exhibit 99.1

SurveyMonkey to Acquire Customer Experience Management Company GetFeedback

SurveyMonkey and GetFeedback to combine forces to help enterprise customers accelerate ability to act on deep customer insights

SAN MATEO, Calif. and SAN FRANCISCO — August 5, 2019 — SurveyMonkey (Nasdaq: SVMK), a leading global survey software company, announced today that it has entered into an agreement to acquire customer experience management company GetFeedback, Inc. A top-rated feedback solution for Salesforce according to the Salesforce AppExchange, GetFeedback serves 10,000 leading brands, which include enterprise customers like Cisco, 3M, Caterpillar, Johnson & Johnson, Walgreens, and Salesforce.

The acquisition of GetFeedback, a leading customer experience solution purpose-built for the Salesforce ecosystem, is a strategic move for SurveyMonkey which is rapidly scaling its enterprise offerings and continuing to invest in integrations with customers’ systems of record. SurveyMonkey and GetFeedback align on a vision to help customers collect important feedback by offering solutions that can be deployed in days. A shared competitive advantage of the companies is ease-of-use and time-to-value.

“SurveyMonkey and GetFeedback have an aligned vision on helping businesses navigate the feedback economy. Our customers can unlock growth and innovation in their organizations by understanding and taking action on the insights they collect with our solutions,” says Zander Lurie, chief executive officer of SurveyMonkey. “SurveyMonkey’s deep expertise on feedback collection and analytics combined with GetFeedback’s rich capabilities in integrating feedback within the Salesforce ecosystem will allow us to be the premier customer experience solution for our customers. I am excited to welcome the incredibly talented GetFeedback team to the SurveyMonkey family.”

"We're thrilled that GetFeedback and SurveyMonkey, both long-time partners on the Salesforce AppExchange, are joining forces," said Tom McCleary, senior vice president of strategic product partners at Salesforce. "Customer feedback is critical to creating a complete, intelligent view of the customer. We're excited about the accelerated innovation in customer experience management that they will be able to deliver together to our mutual customers."

“By understanding how customers are perceiving their brand, companies can take immediate action to resolve issues and improve their customer experience to ultimately boost customer retention and loyalty,” said Craig Shull, chief executive officer of GetFeedback. “With our combined strengths of ease-of-use and rapid deployment of customer experience programs in days not months, our customers can expect accelerated time-to-value in the market. I look forward to joining forces with the SurveyMonkey team to bring customer experience innovation to current and future enterprise customers.”

Details Regarding the Transaction

Under the terms of the agreement, SurveyMonkey will acquire GetFeedback for approximately $68 million, comprised of a mix of cash and equity. Salesforce Ventures, an existing investor in both companies, will receive equity consideration in the transaction. The acquisition is expected to close in Q3 2019 subject to certain customary closing conditions.

The acquisition is expected to be accretive to revenue growth for the full year 2019 and somewhat dilutive to non-GAAP operating margin and unlevered free cash flow for Q3 2019 and the full year 2019. Additional details will be provided on our Q3 2019 earnings call.

Forward-Looking Statements

This press release contains forward-looking statements related to SurveyMonkey, GetFeedback and the potential benefits of the acquisition, including statements regarding future product plans and strategies and the timing of closing. Actual events or results may differ materially from those contained in the forward-looking statements due to risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to, risks associated with: SurveyMonkey’s ability to successfully integrate GetFeedback and its products, personnel and technology; execution of SurveyMonkey’s plans and strategies; the closing of the transaction; and other important factors that could cause results of the acquisition and related transactions to differ materially from those contained in SurveyMonkey’s forward-looking statements described in the documents SurveyMonkey files from time to time with the SEC, including SurveyMonkey’s most recent Form 10-Q, as well as SurveyMonkey’s future filings. Although SurveyMonkey believes that the expectations reflected in the forward-looking statements are reasonable, SurveyMonkey cannot guarantee future results, levels of activity, performance, or achievements. SurveyMonkey is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by law.

About SurveyMonkey

SurveyMonkey is a leading global survey software company on a mission to power the curious. The company’s People Powered Data platform empowers over 17 million active users to measure and understand feedback from employees, customers, website and app users, and the market. SurveyMonkey’s products, enterprise solutions and integrations enable 335,000+ organizations to solve daily challenges, from delivering better customer experiences to increasing employee retention. With SurveyMonkey, organizations around the world can transform feedback into business intelligence that drives growth and innovation.

About GetFeedback

GetFeedback powers brands with the customer experience solution they need to exceed customer expectations. As the #1-rated feedback solution for Salesforce, GetFeedback is trusted by over 10,000 brands to measure key customer metrics, take immediate action on feedback, and drive customer retention and growth. By marrying rich feedback data with Salesforce customer data, GetFeedback enables companies like Salesforce, Caterpillar, and Yeti to have a complete view of their customers and provide the best experience possible.

Press Contacts:

Sandra Gharib

sandrag@surveymonkey.com

Investor Relations Contact:

Karim Damji

investors@surveymonkey.com